Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Western Asset Mortgage Opportunity Fund Inc. of our report dated March 4, 2021, relating to the financial statements and financial highlights, which appears in Western Asset Mortgage Opportunity Fund Inc.’s Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 27, 2021